Filed Under Rule 433

File No. 333-144967

$450,000,000

Floating Rate Notes due 2009

TERM SHEET

Issuer:	Coca-Cola Enterprises Inc.
Issue Ratings:	A3 (Moody’s) / A (S&P) / A (Fitch)
Size:	$450,000,000
Security Type:	SEC Registered Senior Unsecured Notes
Maturity:	August 3, 2009
Public Offering Price:	100.000%
Interest Rate Basis:	LIBOR
Index Maturity:	Three Months
Spread:	Plus 10 bps
Interest Payment Dates:	Each February 3, May 3, August 3 and November 3, commencing November 3, 2007
Interest Reset Dates:	Each February 3, May 3, August 3 and November 3, commencing November 3, 2007
Interest Determination Dates:	Two London Business Days preceding each Interest Reset Date
First Coupon:	November 3, 2007
Settlement:	T+3 (August 3, 2007)
Day Count:	Actual/360
CUSIP:	191219BQ6
Joint Bookrunning Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. J.P. Morgan Securities Inc.
Co-Managers:	Loop Capital Markets, LLC Wachovia Capital Markets, LLC The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the Securities to which this final term sheet relate have been registered by Coca-Cola Enterprises Inc. by means of a registration statement on Form S-3 (SEC File No.333-144967). The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 212-834-4533.